Contact:	Mark A. Kopser
Executive Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS
Continuing Operations Highlights:
•	Earnings per share from continuing operations of $0.29 and $0.88, respectively, for quarter and year;

•	In early 2007, Company signed merger agreement with affiliates of Welsh Carson Anderson & Stowe; and

•	Added four facilities in the fourth quarter.
Dallas, Texas (February 28, 2007) — United Surgical Partners International, Inc. (NASDAQ:USPI) today announced results for the fourth quarter and year ended December 31, 2006.
     For the fourth quarter ended December 31, 2006, net revenues were $155.7 million, up 34% from $116.1 million in the prior year period. Income from continuing operations for the fourth quarter increased 5% to $13.1 million, or $0.29 per diluted share, compared with $12.5 million, or $0.28 per diluted share, for the prior year period. Company-wide same-facility net revenue for the fourth quarter increased 13% over the prior year period, resulting from a 13% increase for facilities in the U.S. and a 7% increase for facilities in the United Kingdom.
     The Company’s operating income for the fourth quarter increased 27% over the prior year period to $42.9 million, and the operating income margin decreased 150 basis points to 27.5% as compared with 29.0% in the prior year period, primarily due to the factors described below.
     The increase in expense due to the adoption of Statement of Financial Accounting Standards No. 123R and related changes in the Company’s equity compensation strategy reduced net income by $0.4 million and $0.8 million, respectively. This additional expense lowered operating income margins by 120 basis points in the fourth quarter, and the impact of these two items on earnings per share for the quarter was $0.03.
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USPI Announces Fourth Quarter and Year-End Results

February 28, 2007
     The Company’s results for the quarter ended December 31, 2006, include expenses relating to the proposed acquisition of the Company by affiliates of Welsh Carson Anderson & Stowe. These expenses lowered earnings per share by approximately $0.01.
     Cash flows from operating activities for the fourth quarter totaled $21.2 million compared with $15.0 million for the prior year period. During the fourth quarter, the Company invested approximately $3.9 million in maintenance capital expenditures and an additional $5.0 million to develop new facilities and expand existing facilities.
     During the quarter, the Company opened two facilities, one located in Richmond, Virginia, and the other in Manitowoc, Wisconsin. The Company also acquired two facilities in Lansing, Michigan, in partnership with McLaren Health Care. In addition, subsequent to the end of the quarter, the Company opened three facilities in Houston, Texas, and one in northern California and acquired two facilities in St. Louis.
     Commenting on fourth quarter results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “Same-facility revenue growth was strong due to the addition of new de novo facilities in this category and the comparison to a weak fourth quarter in 2005. Adjusting for these two factors, results were consistent with recent performance and the Company’s guidance for revenue growth.”
     For the year ended December 31, 2006, net revenues were $578.8 million, up 23% from $469.6 million in the prior year period. The Company’s results for the year ended December 31, 2006, include after-tax losses of $9.7 million for expenses arising from the early retirement of debt, $0.2 million arising from the remaining net lease obligations for a facility that moved to another location and $0.3 million of expenses related to the proposed Welsh Carson transaction. Income from continuing operations for the year ended December 31, 2006, increased 6% to $50.3 million, or $1.11 per diluted share, (after adjusting for these non-recurring expenses) compared with $47.6 million, or $1.06 per diluted share, for the prior year period. Company-wide same-facility net revenue for the year ended December 31, 2006, increased 8% over the prior year period, resulting from a 9% increase for facilities in the U.S. and a 6% increase for facilities in the United Kingdom.
     Cash flows from operating activities for the year ended December 31, 2006, totaled $102.5 million compared with $107.1 million for the prior year period. Cash flows from operating activities included an $11.8 million collection of other receivables in the prior year period. During the year ended December 31, 2006, the Company invested approximately $16.6 million in maintenance capital expenditures and an additional $14.7 million to develop new facilities and expand existing facilities.
     The Company’s operating income for full year 2006 increased 18% over the prior year period to $159.1 million, and the operating income margin decreased 130 basis points to 27.5% from 28.8% in the prior year period.
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USPI Announces Fourth Quarter and Year-End Results

February 28, 2007
     The increase in expense due to the adoption of Statement of Financial Accounting Standards No. 123R and related changes in the Company’s equity compensation strategy reduced net income by $2.2 million and $3.2 million, respectively, for the year ended December 31, 2006. This additional expense lowered operating income margins by 130 basis points during 2006, and the impact of these two items on earnings per share for the year was $0.12.
     In January 2007, the Company announced that it had signed an agreement to merge with UNCN Acquisition Corp., an affiliate of Welsh, Carson, Anderson & Stowe. Under the terms of the merger agreement, the holders of USPI common stock will receive $31.05 per share in cash for their shares. The transaction, which is valued at approximately $1.8 billion, including the assumption of certain debt obligations of USPI pursuant to the merger, is expected to close in the second quarter of 2007, pending approval of USPI’s stockholders and other customary closing conditions.
     The live broadcast of United Surgical Partners International’s fourth quarter and year-end conference call will begin at 11:00 a.m. Eastern Time on March 1, 2007. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com.
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 147 surgical facilities. Of the Company’s 144 domestic facilities, 80 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; (vii) risks related to the proposed acquisition of the Company by affiliates of Welsh, Carson, Anderson & Stowe; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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USPI Announces Fourth Quarter and Year-End Results

February 28, 2007
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data and number of facilities)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues	$155,742	$116,093	$578,825	$469,601

Equity in earnings of unconsolidated affiliates	9,676	6,777	31,568	23,998

Operating expenses:
Salaries, benefits and other employee costs	43,196	29,908	160,979	119,525
Medical services and supplies	28,007	20,971	104,382	83,652
Other operating expenses	27,429	21,083	99,623	84,762
General and administrative expenses	11,430	7,027	40,950	30,275
Provision for doubtful accounts	3,079	1,779	10,100	9,355
Depreciation and amortization	9,409	8,395	35,300	30,980

Total operating expenses	122,550	89,163	451,334	358,549

Operating income	42,868	33,707	159,059	135,050
Interest expense, net	(7,357)	(5,628)	(28,647)	(23,016)
Loss on early retirement of debt	(24)	—	(14,880)	—
Other	68	(4)	1,778	533

Income before minority interests	35,555	28,075	117,310	112,567
Minority interests in income of consolidated subsidiaries	(15,231)	(9,075)	(54,452)	(38,521)

Income from continuing operations before income taxes	20,324	19,000	62,858	74,046
Income tax expense	(7,247)	(6,519)	(22,773)	(26,430)

Income from continuing operations	13,077	12,481	40,085	47,616
Discontinued operations, net of tax	(7)	(209)	(5,839)	(322)

Net income	$13,070	$12,272	$34,246	$47,294

Earnings (loss) per diluted share:
Continuing operations	$0.29	$0.28	$0.88	$1.06
Discontinued operations	—	(0.01)	(0.13)	(0.01)

Total	$0.29	$0.27	$0.75	$1.05

Shares used in computing diluted earnings per share	45,453	45,278	45,466	44,977

Supplemental Data:
Facilities operated at period end	141	99	141	99
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USPI Announces Fourth Quarter and Year-End Results

February 28, 2007
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Dec. 31,	Dec. 31,
	2006	2005

ASSETS

Current assets:
Cash and cash equivalents	$31,740	$130,440
Accounts receivable, net of allowance for doubtful accounts of $9,955 and $6,656, respectively	58,525	44,501
Other receivables	16,973	10,253
Inventories	9,108	7,819
Other	27,502	20,097

Total current assets	143,848	213,110

Property and equipment, net	299,829	259,016
Investments in affiliates	158,499	100,500
Intangible assets, net	621,264	422,556
Other	8,416	33,659

Total assets	$1,231,856	$1,028,841

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$24,436	$19,095
Accrued expenses and other	134,873	87,147
Current portion of long-term debt	26,373	15,922

Total current liabilities	185,682	122,164

Long-term debt	320,957	270,564
Other liabilities	53,113	41,065

Total liabilities	559,752	433,793

Minority interests	72,830	63,998

Common stockholders’ equity	599,274	531,050

Total liabilities and stockholders’ equity	$1,231,856	$1,028,841

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USPI Announces Fourth Quarter and Year-End Results

February 28, 2007
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except per share data and number of facilities)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue breakout:
Net patient service revenue	$138,857	$107,312	$518,788	$432,727
Management and contract service revenue	15,446	8,516	52,236	35,904
Other revenue	1,439	265	7,801	970

Total revenues	$155,742	$116,093	$578,825	$469,601

Foreign currency exchange rates:
Revenue increase (decrease) due to exchange rate fluctuations	$2,152		$1,401

Unconsolidated facilities: (1)
Total revenue	$178,156	$122,916	$610,160	$443,293
Number of facilities	80	57	80	57

Cash flows from operating activities:
Previously reported		$15,194		$107,905
Reclassification of discontinued operations (2)		(221)		(763)

Revised total		$14,973		$107,142

Net income reconciliation: (3)
Income from continuing operations	$13,077		$40,085
Loss on early retirement of debt, net of tax	16		9,672
Non-recurring items, net of tax	317		504

Income from continuing operations, adjusted	$13,410		$50,261

Earnings per share (EPS) reconciliation: (3)
Diluted EPS from continuing operations	$0.29		$0.88
Non-recurring items, net of tax	0.01		0.23

Diluted EPS from continuing operations, adjusted	$0.30		$1.11

(1)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

(2)	The Company sold its interest in a facility in Lyndhurst, Ohio, effective March 31, 2006. The Company had initiated the acquisition of a competing facility in this market in January 2006, as part of the Surgis acquisition that was ultimately completed in April 2006. The results of the facility sold by the Company and the related loss on disposal have been reclassified to discontinued operations in all periods presented in this press release.

(3)	The Company believes that providing additional computations showing its earnings from continuing operations without the impact of the loss on early retirement of debt, the facility relocation charge and professional fees incurred related to the merger agreement are important measures for investors because such measures indicate the magnitude and growth of the Company’s operations, without the impact of these one-time charges.
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USPI Announces Fourth Quarter and Year-End Results

February 28, 2007
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands)

	Three Months Ended
	December 31,
	2006	2005	Change
Equity-based compensation expense: (1)
Stock options	$420	$—	$420
Restricted stock awards	2,431	1,296	1,135
Other	143	(82)	225

Pretax expense	$2,994	$1,214	$1,780

Expense net of related tax benefit	$2,036	$789	$1,247

	Year Ended
	December 31,
	2006	2005	Change
Equity-based compensation expense: (1)
Stock options	$2,253	$—	$2,253
Restricted stock awards	9,276	3,996	5,280
Other	445	518	(73)

Pretax expense	$11,974	$4,514	$7,460

Expense net of related tax benefit	$8,290	$2,934	$5,356

(1)	Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R), which requires the expensing of the fair value of equity-based compensation. Prior to the adoption of SFAS 123R, only certain forms of equity-based compensation were required to be expensed. The Company adopted SFAS 123R under the modified prospective method, which requires the expensing of awards granted or modified on or after January 1, 2006, as well as the expensing of the remaining service period related to awards made prior to that date. This table shows the total equity-based compensation included in the Company’s condensed consolidated statements of income for both periods. The amounts are higher in 2006 than in 2005 due to the adoption of SFAS 123R and related changes in the Company’s equity compensation strategy.
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USPI Announces Fourth Quarter and Year-End Results

February 28, 2007
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	December 31,
	2006	2005	% Change
Same-facility statistics: (1)
United States (2)
Unconsolidated facilities cases	80,035	70,439	13.6%
Consolidated facilities cases	68,703	63,524	8.2%

Total facility cases	148,738	133,963	11.0%

Unconsolidated net revenue/case	$2,081	$2,045	1.8%
Consolidated net revenue/case	1,623	1,602	1.3%
Total net revenue/case	1,869	1,835	1.9%

Unconsolidated net revenue (in 000s)	$166,553	$144,048	15.6%
Consolidated net revenue (in 000s)	111,505	101,765	9.6%

Total net revenue (in 000s)	$278,058	$245,813	13.1%

Facility operating income margin (3)	29.5%	28.0%	150bps

United Kingdom
Adjusted admissions	4,774	4,681	2.0%
Net revenue/adjusted admission	$5,235	$4,545	15.2%
Net revenue (in 000s)	$24,992	$21,275	17.5%
Net revenue/adjusted admission (at constant currency translation rates) (4)	$5,235	$4,974	5.2%
Facility operating income margin (3)	20.8%	23.0%	(220)bps

Consolidated U.S. facility statistics:
Total cases (5)	71,500	50,936	40.4%
Same-facility cases (without acquisitions) (5) (6)	54,784	50,936	7.6%

Other:
Total revenues under management (in 000s) (7)	$333,898	$239,009	39.7%
Total consolidated facilities	60	42

(1)	Excludes facilities in their first year of operations. Except where noted, includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3) Calculated as operating income divided by net revenue.

(4)	Calculated using fourth quarter 2006 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5)	Adjusted down by 2,861 cases in 2005 for centers that had ownership changes after the first quarter of 2005 that affected their consolidation treatment.

(6)	Excludes acquired facilities during the first year of ownership.

(7)	Calculated by adding revenues per the Company’s consolidated statements of income plus the revenues of the Company’s unconsolidated affiliates. The Company believes total revenues under management is important to investors because it indicates the magnitude and growth trend of the Company’s operations and is useful in assessing the Company’s general and administrative expenses.
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